Silver Triangle Building
25505 West Twelve Mile Road
Southfield, MI 48034-8339
(248) 353-2700
creditacceptance.com

NEWS RELEASE

FOR IMMEDIATE RELEASE

Date: August 27, 2008

Investor Relations: Douglas W. Busk
Treasurer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com

NASDAQ: CACC

CREDIT ACCEPTANCE ANNOUNCES THE EXTENSION OF $325.0
MILLION WAREHOUSE AND $50.0 MILLION RESIDUAL CREDIT
FACILITIES

Southfield, Michigan – August 27, 2008 – Credit Acceptance Corporation (NASDAQ: CACC) (the “Company”) announced today that it has extended the maturity date of its $325.0 million revolving warehouse facility from February 11, 2009 to August 26, 2009, and extended the maturity date of its $50.0 million residual credit facility from September 9, 2008 to August 26, 2009. The interest rate on borrowings under the $325.0 million warehouse facility has been increased from a floating rate equal to the commercial paper rate plus 65 basis points to the commercial paper rate plus 100 basis points. The interest rate on borrowings under the $50.0 million residual credit facility has been increased from a floating rate equal to the commercial paper rate plus 145 basis points to the commercial paper rate plus 250 basis points. There were no other material changes to the terms of either facility.

Description of Credit Acceptance Corporation

Since 1972, Credit Acceptance has provided auto loans to consumers, regardless of their credit history. Our product is offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our product, but who actually end up qualifying for traditional financing.

Without our product, consumers may be unable to purchase a vehicle or they may purchase an unreliable one, or they may not have the opportunity to improve their credit standing. As we report to the three national credit reporting agencies, a significant number of our customers improve their lives by improving their credit score and move on to more traditional sources of financing. Credit Acceptance is publicly traded on the NASDAQ under the symbol CACC. For more information, visit creditacceptance.com.